EXHIBIT 3.1(b)

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MF ACQUISITION CORPORATION

(Pursuant to Section 228 and 242 of the
General Corporation Law of the State of Delaware)

MF Acquisition Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the Corporation was originally incorporated in Delaware under the name MF Acquisition Corporation, and the date of its filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 11, 2004.  The Certificate of Incorporation has previously been amended and restated on May 11, 2004.

SECOND:  That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, and that thereafter, pursuant to such resolutions of the Board of Directors of the Corporation, a consent of stockholders in lieu of meeting was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon would have been present and voted.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH:  ARTICLE I of the Certificate of Incorporation of the Corporation, relating to the corporate title of the Corporation, is hereby amended to read, in its entirety, as follows:

The name of the corporation is Maidenform Brands, Inc.

FIFTH:  The foregoing amendment has been duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 5th day of April, 2005.

MF ACQUISITION CORPORATION

By:	/s/ Thomas J. Ward
Thomas J. Ward
Chief Executive Officer